Exhibit 10.1

ASENSUS SURGICAL, INC.
PERFORMANCE RESTRICTED STOCK UNITS AWARD NOTICE

Asensus Surgical, Inc., a Delaware corporation (the “Company”), has granted performance-based restricted stock units award (the “PRSUs”) to acquire shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) to the individual named below. The terms and conditions of the PRSUs are set forth in this award cover sheet and in the attachment (collectively, the “Award Notice”) and in the Company’s Amended and Restated Incentive Compensation Plan (as further amended or amended and restated, the “Plan”). The PRSUs are awarded to the Participant as a Deferred Stock Award under the Plan. All capitalized terms used in this Award Notice without definition have the meanings set forth in the Plan.

Grant Number:

Grant Date:

Name of Participant:

Number of Shares of Common Stock Underlying the PRSUs:

50% of the Shares of Common Stock Underlying the PRSUs shall be applicable to Goal 1 and

50% of the Shares of Common Stock Underlying the PRSUs shall be applicable to Goal 2.

Performance Goals:

Goal 1: [__________] between January 1, _____ and December 31, _____ (the “_____ Performance Period”)

Goal 2: [__________] prior to the end of the _____ Performance Period.

Lapse of Forfeiture Restrictions (Vesting Schedule):

Date	Shares

Thank you for your efforts on behalf of the Company.

____________________

Name:

This is not a stock certificate or a negotiable instrument

Performance Vesting

If either Performance Goal is achieved during the _____ Performance Period, then the PRSUs associated with the attainment of Goal 1 and/or Goal 2, as applicable, will vest in full and be earned on each Vesting Date. If a Performance Goal is not satisfied by the end of the Performance Period, the PRSUs associated with the attainment of such Goal shall be forfeited and shall not vest. The number of Shares underlying the PRSUs vested and earned shall be adjusted if the Company engages in any stock split, reverse stock split or other capitalization affecting all common stock during the Performance Period.

Settlement	Upon vesting of all or any portion of the PRSUs, settlement will be made by issuance of the number of Shares equal to the vesting PRSUs.

No Dividend Equivalents	No dividend equivalents are authorized as part of this award of PRSUs.

Withholding

The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the PRSUs, an amount equal to the federal, state or local taxes the Company determines it is required to withhold with respect to the vesting PRSUs. Such payment shall be made by check or, for (1) employees other than executive officers, (2) employees in possession of material non-public information, or (3) employees in jurisdictions that do not allow “sell to cover,” by selling Shares on the open market to cover the tax obligations. Upon approval by the Committee or the Board, the Participant may pay the applicable withholding by having the Company withhold from the Shares which would otherwise be delivered to the Participant hereunder Shares with a Fair Market Value sufficient to satisfy the minimum withholding required with respect thereto to the extent permitted by the Company, or in a combination of such methods, as irrevocably elected by the Participant prior to the applicable tax due date with respect to such PRSUs. The net settlement of the Shares underlying the vested PRSUs and the delivery of Shares previously owned are hereby specifically authorized alternatives for the satisfaction of the foregoing withholding obligation. The Company provides no advice regarding the availability of “sell to cover” at any specific point in time.

Issuance of Shares

Following the applicable vesting date with respect to the PRSUs, and subject to the terms and conditions of the Plan, the Company will cause to be issued a direct registration/book-entry statement (“DRS”) for the Shares issuable with respect to such vested PRSUs. Such issuance shall take place as soon as practicable following the applicable vesting date (but in no event later than two and one-half months following the end of the calendar year in which the vesting date occurs). The certificates or DRS representing the Shares issued in respect of the PRSUs shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Transferability of PRSUs

The PRSUs are not transferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Participant, other than by will or the laws of descent and distribution. Upon such transfer (by will or the laws of descent and distribution), such transferee in interest shall take the rights granted herein subject to all the terms and conditions hereof.

Transferability of Shares

Shares issued to the Participant with respect to vested PRSUs can only be sold by the Participant following registration of such Shares under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

Change in Control	The provisions of Article 9 of the Plan shall apply to the Restricted Stock Units under this Agreement.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award, and to require the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Award Notice.

No Stockholder Rights

Neither the Participant nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the vesting of the PRSUs, in whole or in part, prior to the date on which the Shares are issued.

No Right to Continued Employment	Neither the PRSUs nor this Award Notice shall confer upon the Participant any right to continued employment or service with the Company.

Interpretation/Provisions of Plan Control

This Award Notice is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Award Notice conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Notice shall be deemed to be modified accordingly. The Participant accepts the PRSUs subject to all of the terms and provisions of the Plan. All decisions or interpretations of the Committee upon any questions arising under the Plan shall be binding, conclusive and final, unless shown to have been made in an arbitrary and capricious manner.

Notices

Any notice under this Award Notice shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 1 TW Alexander Drive, Suite 160, Durham NC 27703, or if the Company should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either to designate some other address at any time hereafter in a notice satisfying the requirements of this Notice section.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Award Notice and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these PRSUs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan (if any) in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Secretary to request paper copies of these documents.

Code Section 409A

For U.S. taxpayers, it is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A, and shall be interpreted and administered accordingly. To the extent that the Company determines that the Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any this Award Notice, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

Notwithstanding anything to the contrary in the Plan, neither the Company, any Affiliate, the Board, nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee shall have any liability to you or other person for such tax or penalty.

No Tax Advice

Except for the information provided in any prospectus applicable to U.S. taxpayers, the Company is not providing the Participant with any information, advice or recommendations with respect to the tax consequences of this Award including, without limitation, whether this Award is taxable upon grant or lapse of forfeiture restrictions. Please consult with your tax advisor to determine the tax consequences in your tax jurisdiction.

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